Exhibit 99.1

Thomas & Betts Corporation Reports Third Quarter Net Earnings of $1.03 per Share, Up 32% Year over Year

2011 Full Year Earnings Guidance Increased to $3.40 - $3.45 per Share

NOTE: Financial metrics discussed in this press release are stated on a continuing operations basis and exclude unusual items in all time periods unless otherwise noted. E.P.S. amounts are on a diluted basis. The accompanying financial tables present financial information in accordance with GAAP as well as non-GAAP reconciliations for items discussed in the text. Investors are strongly encouraged to consider all available information in their evaluation of Thomas & Betts.

MEMPHIS, Tenn.--(BUSINESS WIRE)--October 20, 2011--Thomas & Betts Corporation (NYSE:TNB) today reported third quarter 2011 net sales of $604.4 million, up 16.6% compared to 2010 including $23.2 million in sales from acquisitions. Excluding acquisitions, year-over-year sales increased over 12%. Increased volumes in the Electrical and HVAC segments and increased pricing across all segments accounted for approximately 9% of the sales growth. Favorable foreign currency contributed approximately 3%.

Net earnings from continuing operations increased 32% in the third quarter, to $54.3 million or $1.03 per diluted share. In addition to favorable operating results, net earnings benefited from a reduction in the annual effective tax rate. In 2010, third quarter net earnings were $41.1 million or $0.78 per diluted share, excluding a $1.5 million benefit ($0.03 per share) from the release of an income tax reserve.

“Thomas & Betts delivered outstanding financial performance in the third quarter with solid organic sales growth and operating earnings above the high end of our guidance,” said Dominic J. Pileggi, chairman and chief executive officer. “In addition, our Electrical segment reported a record-high segment margin of 21%, exceeding the previous record set in the third quarter of 2008. We are especially pleased with our performance given the overall negative sentiment in the market around second half 2011 economic growth.

“Our sales performance in the quarter reflects continued refinement of our vertical market strategy and the op-ex driven demand for our portfolio of essential, non-discretionary products. We are also pleased to have again achieved price / cost parity in the quarter through a combination of continuous productivity improvements and strategic pricing actions.”

SEGMENT HIGHLIGHTS:

Consolidated segment earnings were $118.7 million, up 14.6% compared to the third quarter of 2010. As a percent of sales, segment earnings were 19.6%, slightly lower than the prior year as a result of the routine purchase accounting impact of the current quarter HVAC acquisition and lower Steel Structures segment margins.

Electrical:

Electrical segment sales increased 14.0% year-over-year to $500.7 million in the quarter. Excluding acquisition and foreign currency impacts, sales rose nearly 8% driven by increased demand in our industrial, construction and utility end markets and commodity-related price increases. A prior-year acquisition contributed slightly more than 2% of the sales growth with the balance attributable to favorable foreign currency.

Electrical segment earnings were $105.2 million or 21.0% of sales, compared to $89.6 million, or 20.4% of sales last year. Improved mix, operating leverage and the impact of current- and prior-year right-sizing activities contributed to the earnings improvement.

Steel Structures:

Third quarter Steel Structures segment sales were $66.9 million, up 16.9% year over year largely as a result of commodity-related price increases. Segment earnings were $10.5 million or 15.7% of sales, in line with expectations, but lower than 2010 as a result of a more competitive pricing environment.

HVAC:

HVAC segment sales were $36.8 million in the quarter compared to $21.8 million last year. The current quarter acquisition of the AmbiRad® Group, a privately held U.K. manufacturer of specialty HVAC products, contributed $11.8 million to year-over-year sales growth. Excluding the AmbiRad acquisition, HVAC sales increased nearly 15% on improved volumes and favorable foreign currency.

HVAC segment earnings were $3.0 million, or 8.2% of sales, compared to $2.9 million, or 13.1% of sales last year. 2011 third quarter earnings were negatively impacted by the routine purchase accounting impact related to the AmbiRad acquisition.

BALANCE SHEET / LIQUIDITY HIGHLIGHTS:

Thomas & Betts ended the quarter with $465.4 million in cash and cash equivalents and over $500 million of availability under its new and pre-existing credit facilities. The primary uses of free cash flow during the quarter were the acquisition of the AmbiRad Group for £18 million or approximately $30 million cash and the repurchase of 500,000 shares of common stock at a total cost of $21.2 million. Management has remaining repurchase authority for up to two million shares through December 31, 2012.

Working capital was 17.9% of sales and total debt to total capitalization was 26.2% at quarter end.

FULL YEAR 2011 GUIDANCE:

“Against a backdrop of market pessimism and potentially slowing economic growth, we will continue to aggressively seek out growth opportunities using our targeted vertical market approach while tightly managing expenses and leveraging productivity in our manufacturing facilities,” said Pileggi.

“For the full-year 2011, we continue to expect solid organic growth to drive consolidated sales improvement in the low-double-digit range. Given the strength of our third quarter performance, we are raising our full-year 2011 operating earnings guidance to a range of $3.40 to $3.45 per diluted share, excluding unusual items. Previously, our earnings range was $3.20 to $3.35 per diluted share.”

CORPORATE OVERVIEW

Thomas & Betts Corporation (NYSE:TNB) is a global leader in the design, manufacture and marketing of essential components used to manage the connection, distribution, transmission and reliability of electrical power in industrial, construction and utility applications. With a portfolio of over 200,000 products marketed under more than 45 premium brand names, Thomas & Betts products are found wherever electricity is used. Headquartered in Memphis, Tenn., Thomas & Betts reported revenues of $2.0 billion and had approximately 8,750 employees in 2010. For more information, please visit www.tnb.com.

CONFERENCE CALL AND WEBCAST INFORMATION:

Date:	Thursday, October 20, 2011
Time:	11:00 a.m. Eastern (10:00 a.m. Central)
Phone:	201-689-8341
Code:	None
URL:	www.tnb.com (audio only)
Replay:	201-612-7415, account 9517, ID 379081 (through October 27, 2011).

CAUTIONARY STATEMENT

This press release includes forward-looking statements which make assumptions regarding the company’s operations, business, economic and political environment. Actual results may be materially different from any future results expressed or implied by such forward-looking statements. The company undertakes no obligation to publicly release any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

THOMAS & BETTS CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Year to Date

	September 30,	September 30,	September 30,	September 30,
	2011	2010	2011	2010

Net sales	$604,426	$518,233	$1,693,903	$1,471,842

Cost of sales	412,927	352,096	1,168,878	1,013,310
Gross profit	191,499	166,137	525,025	458,532
Gross profit - % of net sales	31.7%	32.1%	31.0%	31.2%

Selling, general and administrative	110,389	97,470	313,656	289,880
Selling, general and administrative - % of net sales	18.3%	18.8%	18.5%	19.7%

Earnings from operations	81,110	68,667	211,369	168,652
Earnings from operations - % of net sales	13.4%	13.3%	12.5%	11.5%

Interest expense, net	(8,476)	(9,042)	(24,200)	(26,315)
Other (expense) income, net	1,387	(975)	(315)	90

Earnings before income taxes	74,021	58,650	186,854	142,427

Income tax provision	19,688	16,056	53,538	41,324
Effective tax rate	26.6%	27.4%	28.7%	29.0%

Net earnings from continuing operations	54,333	42,594	133,316	101,103

Earnings from discontinued operations	-	1,510	-	4,554

Net earnings	$54,333	$44,104	$133,316	$105,657

Basic earnings (loss) per share:
Continuing operations	$1.05	$0.83	$2.58	$1.95
Discontinued operations	-	0.02	-	0.09
Net earnings	$1.05	$0.85	$2.58	$2.04

Diluted earnings (loss) per share:
Continuing operations	$1.03	$0.81	$2.51	$1.91
Discontinued operations	-	0.03	-	0.09
Net earnings	$1.03	$0.84	$2.51	$2.00

Average shares outstanding:
Basic	51,900	51,602	51,772	51,863
Diluted	52,990	52,641	53,108	52,912

THOMAS & BETTS CORPORATION AND SUBSIDIARIES
Segment Information
(In thousands)
(Unaudited)

	Quarter Ended		Year to Date

	September 30,	September 30,	September 30,	September 30,
	2011	2010	2011	2010

Net sales:
Electrical	$500,693	$439,172	$1,427,992	$1,235,759
Steel Structures	66,893	57,232	176,604	166,753
HVAC	36,840	21,829	89,307	69,330

Total net sales	$604,426	$518,233	$1,693,903	$1,471,842

Segment earnings:
Electrical	$105,165	$89,588	$285,281	$237,786
Steel Structures	10,497	11,092	19,078	29,027
HVAC	3,024	2,868	10,047	9,466

Total reportable segment earnings	$118,686	$103,548	$314,406	$276,279

Corporate expense	(13,709)	(12,615)	(30,424)	(40,205)
Depreciation and amortization expense	(21,426)	(20,054)	(63,386)	(58,775)
Share-based compensation expense	(2,441)	(2,212)	(9,227)	(8,647)
Interest expense, net	(8,476)	(9,042)	(24,200)	(26,315)
Other (expense) income, net	1,387	(975)	(315)	90

Earnings before income taxes	$74,021	$58,650	$186,854	$142,427

Segment earnings - % of net sales:
Electrical	21.0%	20.4%	20.0%	19.2%
Steel Structures	15.7%	19.4%	10.8%	17.4%
HVAC	8.2%	13.1%	11.2%	13.7%
Total	19.6%	20.0%	18.6%	18.8%

THOMAS & BETTS CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30,	December 31,
	2011	2010

ASSETS

Current assets:
Cash and cash equivalents	$465,449	$455,198
Receivables, net	303,962	230,203
Inventories	276,158	220,250
Other current assets	55,144	51,444
Total current assets	1,100,713	957,095

Net property, plant and equipment	298,149	305,796
Goodwill	975,536	967,889
Other intangible assets, net	335,466	340,544
Other assets	49,252	61,069

Total assets	$2,759,116	$2,632,393

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Current maturities of long-term debt	$335	$322
Accounts payable	181,411	190,839
Accrued liabilities	137,236	126,241
Income taxes payable	14,954	26,263
Total current liabilities	333,936	343,665

Long-term debt, net of current maturities	574,489	574,090
Other long-term liabilities	230,045	247,856

Shareholders' equity	1,620,646	1,466,782

Total liabilities and shareholders' equity	$2,759,116	$2,632,393

THOMAS & BETTS CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Year to Date

	September 30,	September 30,
	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$133,316	$105,657
Adjustments:
Depreciation and amortization	63,386	60,031
Share-based compensation expense	9,227	8,730
Deferred income taxes	6,693	(6,491)
Incremental tax benefits from share-based payment arrangements	(2,460)	(942)
Changes in operating assets and liabilities, net (a):
Receivables	(65,693)	(56,707)
Inventories	(50,608)	(26,463)
Accounts payable	(14,286)	12,258
Accrued liabilities	8,955	18,724
Income taxes payable	(11,624)	21,885
Other	(5,522)	8,238
Net cash provided by (used in) operating activities	71,384	144,920

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of businesses, net of cash acquired	(29,184)	(98,910)
Purchases of property, plant and equipment	(30,784)	(22,253)
Other	2,067	37
Net cash provided by (used in) investing activities	(57,901)	(121,126)

CASH FLOWS FROM FINANCING ACTIVITIES:
Stock options exercised	23,909	5,162
Repurchase of common shares	(21,155)	(42,853)
Debt issuance costs	(2,231)	-
Repayment of debt and other borrowings	(304)	(36,092)
Incremental tax benefits from share-based payment arrangements	2,460	942
Net cash provided by (used in) financing activities	2,679	(72,841)

EFFECT OF EXCHANGE RATE ON CASH AND CASH EQUIVALENTS	(5,911)	5,655

Net increase (decrease) in cash and cash equivalents	10,251	(43,392)
Cash and cash equivalents at beginning of period	455,198	478,613
Cash and cash equivalents at end of period	$465,449	$435,221

Cash payments for interest	$21,482	$23,769
Cash payments for income taxes	$63,768	$27,031

(a) Net of foreign exchange and acquisition effects

THOMAS & BETTS CORPORATION AND SUBSIDIARIES
Selected Information
(In millions, except E.P.S.)
(Unaudited)

Reconciliation of Unusual Items

	Quarter Ended

	September 30, 2011		September 30, 2010
	Net-of-Tax	E.P.S.	Net-of-Tax	E.P.S.

Reported net earnings from continuing operations	$54.3	$1.03	$42.6	$0.81

Excluded Items:
Release of a tax reserve for resolution of outstanding tax issue	-	-	(1.5)	(0.03)
Total excluded items	-	-	(1.5)	(0.03)

Net earnings excluding items	$54.3	$1.03	$41.1	$0.78

Note: The Selected Information above is not calculated in accordance with Generally Accepted Accounting Principles (GAAP) and should not be considered a substitute for or superior to financial measures in accordance with GAAP. Management believes these non-GAAP financial measures provide investors and our management with additional useful information to measure and forecast our liquidity and operating results and to compare our liquidity and operating results on a more consistent basis against that of other companies in the markets that we serve.

THOMAS & BETTS CORPORATION AND SUBSIDIARIES
Selected Information (continued)
(In thousands, except ratios)
(Unaudited)

Reconciliation of Free Cash Flow

	Year to Date

	September 30,	September 30,
	2011	2010

Net cash provided by (used in) operating activities	$71,384	$144,920

Less: Purchases of property, plant and equipment	(30,784)	(22,253)

Free Cash Flow	$40,600	$122,667

Reconciliation of Working Capital as a Percentage of Sales

	September 30,	December 31,	September 30,
	2011	2010	2010

Receivables, net	$303,962	$230,203	$271,678
Inventories	276,158	220,250	243,201
Accounts payable	(181,411)	(190,839)	(171,702)
Working capital	$398,709	$259,614	$343,177

Net sales - rolling 4 quarters	$2,226,427	$2,004,366	$1,949,487

Working capital as a percentage of sales	17.9%	13.0%	17.6%

Reconciliation of Total Debt-to-Total Capitalization

	September 30,	December 31,
	2011	2010

Current maturities of long-term debt	$335	$322
Long-term debt, net of current maturities	574,489	574,090
Total debt	574,824	574,412

Shareholders' equity	1,620,646	1,466,782

Total capitalization	$2,195,470	$2,041,194

Total debt-to-total capitalization	26.2%	28.1%

Note: The Selected Information above is not calculated in accordance with Generally Accepted Accounting Principles (GAAP) and should not be considered a substitute for or superior to financial measures in accordance with GAAP. Management believes these non-GAAP financial measures provide investors and our management with additional useful information to measure and forecast our liquidity and operating results and to compare our liquidity and operating results on a more consistent basis against that of other companies in the markets that we serve.

CONTACT:
Thomas & Betts Corporation
Tricia Bergeron, 901-252-8266
tricia.bergeron@tnb.com